**BOARD SERVICE AGREEMENT**

GT Biopharma, Inc., ("GT" or the "Company") appoints, as of November 11, 2020, Michael Breen " Director" to its board of directors for an initial term of two years, and as may be extended under the Company's bylaws.

1. Commencement Date. January 13, 2021

2. Initial Board Position. Director shall serve as a member of the board of directors of the Company, Chair of the Nominating Committee, and member of the audit Committee through the term of this agreement. Director will perform all activities as reasonably expected of such position throughout the term of this agreement.

3. Term. The Director's term shall commence as of the Commencement Date and shall continue for a period of two years.

4. Compensation.

a. Company shall pay the Director for the services of Director, an annual stipend of $120,000.00 for Director compensation, which will include all fees as part of being a member of the following: Chairman of the Audit Committee and member of the Nonminating Committee. Said fee shall cover all services including attendance at board and telephonic meetings and service as committee chair and/or member. Director shall be paid in 12 monthly payments commencing on the first day of each month. Upon completion of a National Listing and financing, the board will review the current compensation board packages.

b. The Board will grant Director 1 percent of the fully diluted shares of the Company's common stock ("Common Stock") upon the Company completion of a Nasdaq qualifying raise of $15,000,000.00. Said Common Stock shall vest as follows: One third upon joining, one third upon the first anniversary and one third upon the second anniversary, beginning on date of execution of this agreement. Vesting will accelerate if the company undergoes a change of control transaction for cash.

c. A formal board compensation plan will be put into effect that will specify annual equity grants for board members going forward.

5. Indemnification. The Company agrees to defend, indemnify and hold harmless the Director with respect to any claim made, or action, suit or proceeding instituted, against the Director including the reasonable costs and expenses of defense thereof, that is based upon or arises out of any services performed by the Director under this Agreement to the full extent that Directors of the Company may be indemnified under the By-laws of the Company, except if such claim, action or proceeding arises from the gross negligence of the Director. The Director will be named as insured under Company's director and officer's insurance policy.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

GT Biopharma, Inc.,

Signature: [signature]

Name: Anthony Cataldo, Chairman and Chief Executive Officer

Director: Michael Breen

Signature: [signature]